Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-68473, No. 333-28469, No. 333-25295, and No. 33-76486, and Form S-3 No. 333-66550, No. 333-90813, No. 333-65515, No. 333-25297, No. 333-1710, No. 33-82902 and No. 33-97288) of Equity Lifestyle Properties, Inc., and in the related Prospectuses, of our reports dated February 25, 2008 with respect to the consolidated financial statements and schedules of Equity Lifestyle Properties, Inc., and the effectiveness of internal control over financing reporting of Equity Lifestyle Properties, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ ERNST & YOUNG, LLP
Chicago, Illinois
February 25, 2008